EXHIBIT 99.1

Encore Acquisition Company Announces Agreement to Acquire East Texas Gas Properties

FORT WORTH, Texas—(Business Wire)—April 26, 2004—Encore Acquisition Company (NYSE:EAC) announced today that it has agreed to acquire natural gas properties in Overton Field located in Smith County, Texas for $82 million from a group of private sellers.

Jonny Brumley, President, said, “The Overton Field acquisition and the Cortez acquisition, which closed two weeks ago, should result in continued growth through the drill bit for years. At the same time, we continue to keep a high R/P ratio. Having a long-life profile and a great drilling inventory is as good as it gets.” Brumley added, “This acquisition has more upside than most of Encore’s acquisitions. The Overton Field assets are in the same core area as our interests in Elm Grove Field and have similar geology. We expect to double production from 7 million cubic feet of gas equivalent (MMcfe) per day to 14 MMcfe per day within 12 months and add another 7 MMcfe per day within 24 months.”

Encore’s internal reservoir engineers have identified total reserve potential of approximately 111 billion cubic feet of gas equivalent (Bcfe) with 46 Bcfe in the proved category at the end of 2004. Encore plans to allocate $63 million to the 46 Bcfe of proved reserves, $17 million to the 66 Bcfe of upside potential, and $2 million to the gathering system. Encore has identified over 100 undrilled locations in the Travis Peak and Cotton Valley formations on the acreage in Overton Field. The properties currently produce approximately 7 MMcfe per day, primarily from multiple tight sandstone reservoirs in the Travis Peak and Cotton Valley formations at depths ranging between 8,000 and 11,500 feet. The production is 94% natural gas and will be operated by Encore. Encore has identified additional upside in the shallower Pettit and Rodessa formations. Development costs for the proved undeveloped reserves are estimated to be $1.06 per thousand cubic feet of gas equivalent (Mcfe).

Lease operation expenses are expected to average $0.50 per Mcfe, and production taxes are estimated to be $0.35 per Mcfe. The differential to NYMEX is negative $0.15 per Mcfe. Encore has hedged approximately 60% of expected production at NYMEX-equivalent prices of $5.96 per MMBtu for the second half of 2004 and $5.22 per MMBtu for January 2005 through December 2007. Subject to due diligence and other customary closing conditions, Encore expects to close the transaction in June 2004 with an effective date of June 1, 2004. Encore plans to initially fund the acquisition with bank debt from its existing credit facility.

Conference Call:

Encore will host a conference call and webcast at 9:00 AM CDT on April 27, 2004. The conference call can be accessed by dialing 877-356-9552 and supplying the title “Encore Acquisition Company Conference Call”, while the webcast can be accessed at www.encoreacq.com. In addition, a presentation regarding the acquisition of the Overton Field properties will be available on our website prior to the conference call.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Salt Basin of Louisiana, and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.

Cautionary Statements:

This press release includes forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the following: expected production and reserve growth from the acquired properties; potential upside opportunities; infill drilling opportunities; anticipated margins; expected development costs, lease operation expenses and production taxes; the effect of Encore’s hedging program; the source of funds for the acquisition; and the expected closing of the acquisition. However, the assumptions of management and the future performance of Encore are both subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties integrating acquisitions; changes in the capital markets and sources of available funding; complications resulting from increasing the scope and geographic diversity of our operations; inaccuracies in the assessment of reserves and daily and annual production; inaccuracies in our assumptions regarding the expected revenues, lease operating expenses, production taxes and other items of income and expense; the amount, nature and timing of capital expenditures; drilling of wells; timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses and marketing of oil and natural gas. Actual results could differ materially from those presented in the forward-looking statements. Encore undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Encore’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release such as “potential”, “upside”, or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized by Encore. Investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Qs, File No. 1-16295, available from us at Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, Attention: Corporate Secretary. You can also obtain these forms on the SEC’s website at www.sec.gov.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812